STRICTLY CONFIDENTIAL
Exhibit 10.4

JAZZ PHARMACEUTICALS UK LIMITED CHRIS TOVEY
SERVICE AGREEMENT

3984884

CONTENTS

Clause		Page
1	Definitions and interpretation	1
2	Appointment	3
3	Conditions to appointment	4
4	Duties	4
5	Salary	5
6	Bonus	5
7	Long-Term Incentive Awards	6
8	Amendment power	6
9	Insurance schemes	6
10	Pension	7
11	Training	7
12	Expenses	8
13	Place of work	8
14	Hours of work	8
15	Holidays	8
16	Illness	9
17	Other leave	9
18	Confidentiality	9
19	Outside interests	10
20	Intellectual property	10
21	Disciplinary matters and grievances	12
22	Termination	12
23	Garden leave	14
24	Payment in lieu of notice	15
25	Action to be taken upon termination or notice	15
26	Restrictions following termination	16
27	Data protection	19
28	General	19
29	Governing law and jurisdiction	20

DATE    ………………………………………
PARTIES
1    JAZZ PHARMACEUTICALS UK LIMITED (registered no. 04555273) whose registered office is at Wing B, Building 5700, Spires House John Smith Drive, Oxford Business Park South, Oxford, OX4 2RW, or the member of the Group Company that actually employs you, (the “Company”)
2    CHRIS TOVEY of [Address] (“You”)
AGREEMENT
1    Definitions and interpretation
1.1    In this agreement, the following words and expressions shall have the following meanings:
Board: the board of directors of the Company or any committee of the Board appointed by it or the directors present at a meeting of the directors of the Company at which a quorum is present but excluding you;
Closing: has the meaning given to it in the Transaction Agreement;
Commencement Date: on or within thirty (30) days after the date of Closing;
Company IPR: Intellectual Property Rights made, discovered or produced by you (alone or with one or more others) in the course of employment in connection with or in any way affecting or relating to, or capable of being used or adapted for use in connection with, the business of the Company or any Group Company.
Compensation Committee: the Compensation and Management Development Committee of the Board of Directors of Jazz Pharmaceuticals plc;
Confidential Information: information concerning the business, the Company IPRs Inventions and/or finances of the Company or any Group Company or customers, clients or suppliers of the Company or any Group Company, which you shall have received or obtained at any time by reason of or in connection with your service with the Company or any Group Company including, without limitation:
(i)    trade secrets (including any information treated as a trade secret for the purposes of the Trade Secrets (Enforcement etc.) Regulations 2018);
(ii)    customer/client lists, contact details of clients, customers and suppliers and individuals within those organisations;
(iii)    technical information, Know-How, research and development; inventions and patent applications; including, but not limited to, information concerning plant strains, growing conditions, or any information that is relevant to CBD production.
(iv)    financial projections, target details and accounts; details of the Company’s or any Group Company’s internal funding and resource allocation;
(v)    fee levels, pricing policies, commissions and commission charges;

(vi)    budgets, forecasts, reports, interpretations, records and corporate and business plans;
(vii)    planned products and services;
(viii)    marketing and advertising plans, requirements and materials, marketing surveys and research reports;
(ix)    market share and pricing statistics;
(x)    disputes, whether existing or threatened; settlement terms;
(xi)    details of employees, workers and officers, including their roles and responsibilities, their remuneration, benefits and organisational structures;
(xii)    legally privileged material;
(xiii)    personal or special category personal data; and
(xiv)    computer software and passwords;
Data Protection Legislation: GDPR, including, the UK GDPR, Data Protection Act 2018 (“DPA”) and any national implementing laws, regulations and secondary legislation, as amended or updated from time to time in the UK and any successor legislation to the GDPR or the DPA;
End Date: has the meaning given to it in the Transaction Agreement;
GDPR: means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) (both as it applies from time to time within the European Union and, in relation to matters after 11:00 p.m. UK time on 31 December 2020, as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 (the "UK GDPR") and any regulations made under that Act);
Group Company: any company, partnership or other entity in any jurisdiction controlled by, or controlling, or in common control with, the Company or its parent. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the latter whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise;
Holiday Year: 1 January to 31 December;
Intellectual Property Rights: patents, utility models, trade marks (whether registered or unregistered), design rights (whether registered or unregistered), applications for any of the foregoing, copyright, moral rights, database rights, rights in databases, performers’ rights, right in Know-How, secret processes, inventions, trade or business names, domain names, goodwill and the right to sue for passing off and all other intellectual property rights, in each case whether registered or unregistered, including all applications and rights to apply for, and be granted renewals and extensions of, such rights and all similar rights in any country whether currently existing or created in the future, together with the right to sue for and recover damages or other relief in respect of infringements of any of them;
Invention: all inventions (which term bears the same meaning as in the Patents Act 1977) which you (alone or with one or more others) may make, originate, suggest, devise or develop in the course of:
(i)    your normal duties where an invention might reasonably be expected to result from the carrying out of your duties;
(ii)    duties falling outside your normal duties, but specifically assigned to you where an invention might reasonably be expected to result from the carrying out of your duties; or
(iii)    duties where, at the time of making the invention, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you had a special obligation to further the interests of the Company and/or Group Companies;
Know-How: any unpatented technical and other information which is not in the public domain including, without limitation, any trade secrets, unpublished patent applications and any:
(i)    information comprising or relating to concepts, data, discoveries, formulae, ideas, inventions, research models or specifications;
(ii)    methods, research plans, processes, procedures for experiments and tests and results of experimentation and testing; and
(iii)    information as to biological or chemical structure or functions of any product or material;
Participation Agreement: the participation agreement between you and the Company, dated [insert date], pursuant to which you shall be designated a participant under the UK Change in Control and Severance Benefit Plan, and entitled to certain payments and benefits thereunder. A copy of the Participation Agreement and related plan are attached as Exhibit 1 to this Agreement;
Transaction Agreement: the transaction agreement dated 3 February 2021 and entered into between GW Pharmaceuticals plc, Jazz Pharmaceuticals Public Limited Company and Jazz Pharmaceuticals UK Holdings Limited, as it may be amended from time to time; and
Termination Date: the date on which your employment under this agreement terminates.
2    Appointment
2.1    You agree to serve the Company as Executive Vice President, Chief Operating Officer, Managing Director, Europe & International, subject to the terms and conditions of this agreement. You will report directly to Dan Swisher, President of Jazz Pharmaceuticals plc or his successor. The Company reserves the right to make reasonable changes to your position and reporting lines.
2.2    Your appointment shall commence on the Commencement Date.

2.3    Your previous employment with GW Pharma Limited forms part of your continuous employment with the Company which therefore began on 1 October 2012.
2.4    Your employment is not subject to a probationary period.
3    Conditions to appointment
Your employment under this agreement is subject to and effective upon Closing. In the event that Closing does not occur on or before the End Date, this agreement will lapse and not have any effect.
4    Duties
4.1    You acknowledge that your seniority and the fiduciary nature of your position place you in a position of trust. You agree:
4.1.1    to perform such duties and exercise such powers in relation to the business of the Company and Group Companies as may from time to time be assigned to or vested in you by your manager;
4.1.2    to serve the Company and Group Companies faithfully and well and conform to and comply with the reasonable directions of your manager and regulations made by the Company;
4.1.3    to devote the whole of your working time, attention and skill to the business and affairs of the Company and Group Companies;
4.1.4    to keep your manager properly informed of all matters of which you are aware that may materially affect the present or future business of the Company or any Group Company, including;
4.1.4.1    any wrongdoing (including your own) whether committed, contemplated or discussed by any person employed or engaged by the Company or any Group Company irrespective of whether this may involve some degree of self-incrimination;
4.1.4.2    any plans by any person employed or engaged by the Company or any Group Company to leave the Company or any Group Company, whether alone or in concert with other employees, and whether to join or establish a competitor or any other business;
4.1.4.3    any misuse of Confidential Information by any person employed or engaged by the Company or any Group Company;
4.1.5    to comply with the Company’s policies, employee handbook, all relevant codes of conduct and regulatory requirements that are applicable to your employment and are in force from time to time;
4.1.6    not to:

4.1.6.1    offer, promise or provide any bribe, inducement or reward to any third party in order to gain any commercial, contractual, regulatory or personal advantage;
4.1.6.2    receive or accept any bribe, inducement or reward from any third party made in order to gain any commercial, contractual, regulatory or personal advantage;
4.1.6.3    receive any gifts, goods, services, rebates or commission from any third party except normal business entertainment other than in accordance with Company policy from time to time in force; or
4.1.6.4    engage in any form of facilitating tax evasion; and
4.1.7    to perform such other duties as your manager may reasonably require that are consistent with your position.
5    Salary
5.1    The Company shall pay you a salary of £400,000 a year subject to such deductions as are required by law, including for tax and national insurance.
5.2    The salary shall be paid by equal monthly instalments in arrears or pro rata where you are only employed during part of a month.
5.3    The Compensation Committee will review your salary annually but will not be obliged to increase it. The salary will not be reviewed after notice has been given in accordance with clause 22.1.
5.4    You authorise the Company to deduct and retain any sum due from you to the Company or any Group Company from time to time from any payment, salary or other remuneration or payment in lieu of notice due to you from the Company.
5.5    Provided that you hold a current valid driving licence, you will be entitled to receive a car allowance for the use of your own car under the terms of the Company’s Car Benefit Policy as amended from time to time. You shall immediately inform the Company if you are disqualified from driving and upon such disqualification you shall cease to be entitled to receive the allowance
6    Bonus
6.1    You shall be eligible to participate in such bonus arrangements as the Compensation Committee may specify from time to time. For the 2021 calendar year, you shall be eligible for a discretionary target cash bonus of 55% of your salary. The actual bonus amount, if any, shall be determined within the sole discretion of the Compensation Committee including consideration of your performance and the Company’s performance.
6.2    No bonus shall be paid if:
6.2.1    you are not employed by the Company;
6.2.2    notice has been served by either party;

6.2.3    you are the subject of a disciplinary investigation which results or could result in your dismissal for gross misconduct; or
6.2.4    you are under a performance improvement plan,
at the bonus payment date.
6.3    Any bonus may, at the Compensation Committee’s discretion, be reduced pro-rata by reference to any period for which you have been absent from work for any reason during the period to which the bonus relates.
6.4    You shall not be entitled to compensation for loss of bonus on termination of your employment. Receipt of a bonus in one year will not entitle you to a bonus in any other year.
7    Long Term Incentive Program
You will be eligible to participate in the Company’s executive long-term incentive program under which you will be eligible to receive grants of equity awards in such forms and amounts as determined by the Compensation Committee in its discretion.
8    Amendment power
If any payment or other obligation under this agreement or any related benefit or remuneration plan does not comply with any applicable legal or regulatory requirement, the Company may, at its sole discretion, amend the terms of the payment or other obligation (including by reducing, revoking, cancelling or recovering any payment or award) to make it compliant.
9    Insurance schemes
9.1    You are eligible to participate in the Company's permanent health insurance scheme, life assurance scheme and private medical insurance scheme subject to the terms and conditions of such schemes in force from time to time at the same levels as similarly situated executives at the Company. Details of the schemes can be obtained from the HR Department. The Company reserves the right to terminate its participation in any of the schemes or substitute another schemes, or alter the benefits available to you under any schemes. If a scheme provider (e.g. an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant benefit(s) to you under the applicable scheme, the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).
9.2    Any actual or prospective loss of entitlement to long term disability or private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with paragraph 16 below, or otherwise, and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).
9.3    Your rights and entitlements and the Company’s obligations pursuant to this clause 8 shall be subject always to:
9.3.1    the rules and the terms of such schemes from time to time in force;
9.3.2    the Company’s absolute discretion to:

9.3.2.1    change schemes and/or scheme providers;
9.3.2.2    terminate the Company’s participation in any scheme; or
9.3.2.3    discontinue to provide these benefits if they are not available for you or not available at a cost the Company considers reasonable; and
9.3.3    you satisfying any underwriting or other requirements of the relevant scheme provider.
9.4    You shall cooperate with the Company and the relevant scheme provider when making any claim.
9.5    The Company has no obligation to pursue any claim for benefits on behalf of you or your dependants if it is not accepted by the scheme provider.
9.6    The Company will have no liability to you or your dependants for failure or refusal by the scheme provider for whatever reason to pay benefits or for cessation of benefits on termination of your employment, and is entitled to terminate your employment notwithstanding the fact that you may lose entitlement to benefits under these arrangements as a result.
9.7    You are not contractually entitled to any benefit you receive which is not referred to in this agreement.
10    Pension
10.1    You are eligible to participate in the Company's group personal pension scheme subject to the terms and conditions of such scheme in force from time to time at the same levels as similarly situated executives at the Company. Further details about this scheme will be provided to you by a member of the Compensation and Benefits group. By signing this agreement, you agree that the Company will act on your behalf in taking the steps necessary to enrol you in the Pension Scheme.
10.2    Both you and the Company will make such contributions into the Pension Scheme in line with the rules of the Pension Scheme in force at the time. The overall contributions shall not be lower than that required to meet legislative requirements. You agree that any pension contributions payable by you will be deducted from your pay and paid across to the Pension Scheme.
10.3    The Company reserves the right to terminate its participation in the Pension Scheme, to amend the Pension Scheme or to substitute another pension scheme.
11    Training
For the purposes of s.1(4)(l) to (n) of the Employment Rights Act 1996 there is no training entitlement provided to you; there is no training entitlement which the Company requires to complete (other than such training and continuing professional development as may be a regulatory requirement applicable to you and such internal training and compliance activities as the Group may reasonably require you to complete from time to time); and there is no other training which the Company requires you to complete of which the Company will not bear the cost.
12    Expenses
Subject to the global Travel & Expense policy (“T&E policy”) or its substitute as may be in operation from time to time, the Company will reimburse you for all reasonable travelling, hotel and other outofpocket expenses which are properly and necessarily incurred by you in the performance of your duties and for which receipts or other supporting documents are provided to the reasonable satisfaction of the Company.
13    Place of work
13.1    You shall perform your duties at your current work location as of the Commencement Date or any place within the United Kingdom as the Board may reasonably require for the proper performance and exercise of your duties and powers.
13.2    You may be required to travel abroad on the business of the Company or any Group Company, but generally not for periods longer than one month.
14    Hours of work
14.1    There are no normal hours of work applicable to you but you shall work during normal business hours and such other hours as may be necessary for the proper performance of your duties. You are not entitled to any further remuneration for work outside normal office hours.
14.2    You agree that the limit on weekly working time contained in Regulation 4 of the Working Time Regulations 1998 does not apply to you because Regulation 20 applies to you.
15    Holidays
15.1    In addition to normal English bank and public holidays, you shall be entitled to 25 working days’ paid holiday in each Holiday Year to be taken at such times as may be approved by the Board. The first 28 days of holiday (including any bank or public holidays) taken in any calendar year are deemed statutory holiday for the purpose of the Working Time Regulations 1998.
15.2    Any entitlement to holiday remaining at the end of any Holiday Year shall lapse, save otherwise permitted by the Board.
15.3    You shall be entitled to pay in respect of accrued holiday not taken at the termination date pro rata to the number of complete months of service during the Holiday Year in which your employment terminates.
15.4    The Company may require you to take holiday on particular dates, including during any notice period. If on the Termination Date you have exceeded your accrued holiday entitlement, the excess may be deducted from any sums due to you.

16    Illness
16.1    You will be entitled to such Company sick pay as is set out, in the Company's Employee Handbook in force from time to time, and subject to the Company's rules and policies relating to sickness absence in force at the time.
16.2    Your entitlement to Company sick pay and statutory sick pay are subject to the Company's right to terminate your employment in accordance with paragraph 17 below and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).
16.3    For absence notification procedures, please refer to the Employee Handbook and the Sickness and Absence Policy.
17    Other leave
17.1    You may be eligible to take the following types of leave: statutory maternity leave, statutory paternity leave, statutory adoption leave, shared parental leave, parental leave, and parental bereavement leave. Each is subject to statutory eligibility requirements, and the Company’s rules from time to time. Some types of leave can be paid, as set out in the Company’s rules from time to time.
17.2    Details of such leave and pay are set out in the Company’s Employee Handbook.
18    Confidentiality
18.1    You acknowledge that you will be exposed to information about the Company’s business that could cause significant harm to the Company if misused or disclosed. You are responsible for protecting the Company’s and any Group Company’s Confidential Information. Except as required for the proper performance of your duties or with the consent of your manager or the Company’s Chief Executive Officer, both during your employment and after it ends:
18.1.1    you must not communicate or divulge to any person, concern, undertaking, firm or body corporate or make use of or make or hold any copies of any Confidential Information; and
18.1.2    you must use your best endeavours to prevent the publication, disclosure or unauthorised use of any Confidential Information.
18.2    Clause 18.1 shall not apply to any Confidential Information:
18.2.1    which you can demonstrate:
(i)    is already in the public domain at the time of disclosure;
(ii)    is identifiable without requiring significant expenditure of time, skill or money; and
(iii)    came into the public domain other than by reason of or as a direct or indirect result of the disclosure by you of any Confidential Information; or
18.2.2    which you are required to disclose pursuant to an order of a court of competent jurisdiction or which you are otherwise required to disclose by law, and which disclosure is made strictly in accordance with the terms of that order or requirement of law.
18.3    Any public disclosures you make, including any disclosures to any press or other media outlet, and any content posted on any social media platform relating directly or indirectly to the business affairs of the Company or any Group Company or which contains Confidential Information, must be in accordance with the global Social Media Policy (as in effect from time to time) or as otherwise authorized by your manager or the Chief Executive Officer.
18.4    All notes, memoranda, and other records (however stored) made by you during your employment with the Company and which relate to the business of the Company or any Group Company (“Documents”) will belong to Company or to the relevant Group Company (as the case may be). You will, promptly on request by the Company from time to time and in any event promptly upon the Termination Date (without the need for any request by the Company), hand over to the Company all originals and copies of such Documents and all Confidential 9 Information that are in your possession or control, without copies being kept by you or by anyone else on your behalf. Upon handing back such Documents and/or Confidential Information, you agree to provide a written undertaking to the Company that you have not retained any Documents or Confidential Information or any copies of the same.
19    Outside interests
19.1    Except with the prior written consent of the Company, you must not during your employment (including during any period of notice):
19.1.1    directly or indirectly engage or be interested in any business (or the setting up of any business) other than that of the Company and the Group Companies, whether paid or unpaid; or
19.1.2    hold any directorship, whether paid or unpaid, of any company other than that of the Company and any Group Company, save that you are permitted to hold (or be the beneficial owner) solely for investment purposes of up to three percent (3%) of the securities of any company whose securities are listed or quoted on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).
20    Intellectual property
20.1    All Company IPRs (including, without limitation, all Inventions) shall immediately be disclosed by you to the Company in an appropriate manner (bearing in mind the need to keep inventions confidential) and you will keep all Company IPRs (including, without limitation, all Inventions) confidential. The foregoing disclosure obligation in this clause 20.1 shall apply in respect of any Invention irrespective of whether the Company is entitled to ownership of such Invention by virtue of s39 Patents Act 1977. If the Company is not entitled to ownership of such Invention by virtue of such Act, the Company will keep the information confidential.
20.2    Save as provided by law and in particular as provided by the Patents Act 1977, all rights in the Company IPRs (including, without limitation, the Inventions) shall belong to the Company and shall automatically, on creation, vest absolutely in the Company or such

Group Company as the Company may nominate for that purpose. To the extent that any rights in the Company’s IPRs do not automatically vest in the Company, you hereby assign, including by way of present assignment of future rights, all Intellectual Property Rights in the Company’s IPRs to the Company absolutely with full title guarantee free from all encumbrances and third party rights. You shall (at the request and reasonable expense of the Company) sign all such documents and perform all such acts as may be required fully to vest all such rights in the Company in the Company’s IPRs (or its nominee). Any right in the Company IPRs (including, without limitation, the Inventions) which cannot be assigned to the Company in accordance with this clause 20.2 will, insofar as permissible by law, be held on trust by you for the benefit of the Company (or relevant Group Company) until the same are vested absolutely in the Company.
20.3    You acknowledge, including for the purpose of s39 Patents Act 1977, that because of the nature of your duties and the particular responsibilities arising from those duties, your employment with the Company carries with it a special obligation to further the interests of the Company and the Group Companies.
20.4    You waive irrevocably all moral rights (as defined in Chapter IV of Part I of the Copyright, Designs and Patents Act 1988, and all similar rights in other jurisdictions to the extent permitted in the relevant jurisdiction) in any works produced during your employment in which copyright is vested in the Company or any Group Company whether by virtue of this clause 20 or otherwise.
20.5    Save as provided by law and set out herein, you acknowledge and agree that you have no right to additional remuneration or compensation in respect of any Company IPRs (including, without limitation, in respect of any Invention).
20.6    You undertake that, at the Company's expense and upon request (whether during your employment or after the Termination Date), you will execute such documents, make such applications, give such assistance and do such acts and things as may be necessary to enable the Company or relevant Group Company to enjoy the full benefit of this clause 19, whether during or after termination of your employment. This will include the giving of assistance or advice (including, without limitation, giving evidence if so required) in connection with:
20.6.1    the prosecution of any applications for the registration of;
20.6.2    any claims or proceedings brought to prevent or bring to an end the infringement of;
20.6.3    all steps necessary to assign; and/or;
20.6.4     any claims or proceedings concerning or affecting the validity of, any Company IPR (including, without limitation, any Invention).
20.7    Immediately upon the termination of your employment or earlier at the Company's request, you will deliver up to the Company the subject matter of, and all data relating to, Company IPRs (including, without limitation, all Inventions) (including, without limitation, all related documents and materials and, in the case of software, all source code in a format or formats reasonably requested by the Company) in your possession, custody or power; and you will ensure that all Know-How relating to Company IPRs (including, without limitation, all

Inventions) is recorded on the Company's know-how systems or otherwise communicated or made available to the Company
20.8    Following termination of your employment, you will:
20.8.1    make yourself available to explain know-how or other aspects of any Company IPRs (including, without limitation, all Inventions), if reasonably requested by the Company; and
20.8.2    keep all Company IPRs (including, without limitation, all Inventions) confidential unless or until they are disclosed in the public domain or otherwise cease to be confidential through no fault or act of your own
20.9    You irrevocably appoint the Company as your attorney to appoint any other Director of the Company as your agent to sign any documents in your name and on your behalf and do anything necessary to obtain for itself or its nominee the full benefit of this clause 20.
20.10    You acknowledge that the Company in its sole and absolute discretion shall decide the extent, if any, of the protection sought in relation to the matters referred to in clause 20.2 and 20.6. Accordingly, you shall not (whether during or after this employment) apply or join in applying for any patent, registered design, trade mark or other equivalent protection in connection with the matters listed in clause 20.2 and 20.6 without the prior written approval of the Company.
21    Disciplinary matters and grievances
21.1    If a disciplinary matter arises involving you, you may be suspended on such terms and conditions as the Company may reasonably determine provided that your salary and benefits shall not be reduced or withheld (except bonus as provided in clause 6).
21.2    The Company’s disciplinary and grievance procedures do not form part of your terms and conditions of employment. Copies of the disciplinary and grievance procedures applicable to you are available from the Human Resources department.
21.3    You should refer any grievance relating to your employment or complaint about any disciplinary action taken against you to the Human Resources department.
22    Termination
22.1    Subject to the terms and conditions of the Participation Agreement, to the extent applicable save where your employment is terminated under clauses 3 or 21.2:
22.1.1    the Company may terminate your employment by giving the amount of prior written notice required by applicable law if such termination occurs prior to January 1, 2023 and pursuant to the Participation Agreement. Following January 1, 2023, the Company may only terminate your employment by giving you six (6) months’ prior written notice;
22.1.2    you may terminate your employment by giving 30 days’ prior written notice to the Company if such termination occurs prior to January 1, 2023 and pursuant to the Participation Agreement. Following January 1, 2023, you may only terminate your employment by providing six (6) months’ prior written notice to the Company; and

22.1.3    If you incur an involuntary termination by the Company following the expiration of the Participation Agreement, subject to your execution and non-revocation of a release of claims in a form provided by the Company, you shall receive the following benefits:
22.1.3.1    Notice Period. You shall be entitled to receive the six (6) months’ notice of termination from the Company as provided for under clause 21.1.1 above.
22.1.3.2    Health Insurance. The Company will pay to you in monthly instalments a fully taxable cash payment equal to the premium paid by the Company for your (and your covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) the end of the 12 month period following the date on which your employment terminates; or (2) the date when you become eligible for substantially equivalent health insurance coverage in connection with any new employment..
22.2    The Company may terminate your employment without notice (and without payment in lieu of notice) if:
22.2.1    you commit, in the reasonable belief of the Board, an act of gross misconduct;
22.2.2    you either commit any serious breach or (after warning) repeat or continue any material breach of your obligations under this agreement or persistently fail or neglect to carry out your duties under this agreement or fail to maintain a satisfactory standard of conduct or performance within a reasonable time after receiving written warning from the Board relating to your conduct and/or performance;
22.2.3    you are guilty of fraud, dishonesty or conduct (whether or not in the course of your employment) tending to bring yourself, the Company or any Group Company into disrepute or otherwise to affect prejudicially the interests of the Company or any Group Company;
22.2.4    you are declared bankrupt, compound with your creditors or enter into a voluntary arrangement with your creditors or have had an interim order made against you under the Insolvency Act 1986;
22.2.5    you are convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere in respect of which a custodial sentence is not imposed on you);
22.2.6    you become prohibited by law from being a director of any company;
22.2.7    you are prevented by illness or accident or other incapacity from properly performing your duties for a period of 180 working days in any fifty-two consecutive weeks notwithstanding that you may remain entitled to payment during absence due to any illness, accident or other incapacity pursuant to clause 16.1 or clause 8.3;

22.2.8    for any reason you (otherwise than at the request of the Company) resign as a director of the Company; and
22.2.9     you commit an offence relating to insider dealing, commit market abuse or are in breach of the rules of any authority or regulatory organisation which apply to you.
22.3    Any delay in exercising a right to terminate shall not constitute a waiver of that right.
22.4    The termination by the Company of your employment shall be without prejudice to any other rights or remedies that the Company or any Group Company may have or be entitled to exercise against you.
22.5    If your employment is terminated for the purpose of reconstruction or amalgamation only, whether by reason of the liquidation of the Company or otherwise and you are offered employment with any undertaking resulting from this reconstruction or amalgamation on terms and conditions no less favourable than the terms of this agreement, you shall have no claim against the Company for the termination of your employment.
22.6    This clause applies if you subscribe for or are awarded shares in the Company or any Group Company or participate in any share option, restricted share, restricted share unit, long term incentive or any other form of profit sharing, incentive, bonus or equity plan or arrangement (each, an “Incentive”) or may do so. Upon termination of your employment (whether lawful or unlawful), your rights (if any) in respect of each Incentive shall be solely determined by the applicable rules or other documents governing each Incentive and you hereby irrevocably waive any other claims or rights in respect of the loss of any rights or benefits under or in respect of any Incentive granted or not yet granted to you (including any loss relating to the lapse of, or your ineligibility to exercise, any share options, the value of any shares, the operation of any compulsory transfer provisions or the operation of any vesting criteria).
23    Garden leave
23.1     At any time you agree:
23.1.1    that for the period of notice in clause 22.1.1 or any part thereof the Board may in its absolute discretion:
23.1.1.1    require you to perform only such duties as it may allocate to you (whether or not commensurate with those previously undertaken by you) or not to perform any of your duties;
23.1.1.2    require you not to have any contact with customers or clients or suppliers of the Company or any Group Company nor any contact (other than purely social contact) with such employees of the Company or any Group Company as the Board shall determine;
23.1.1.3    require you not to attend any premises of the Company or of any Group Company;

23.1.1.4    require you forthwith to resign as a director of the Company or any Group Company (without providing any reason for doing so);
23.1.1.5    cease to provide you with access to the Company’s information systems;
23.1.1.6    require you to take any accrued holiday due to you; and/or
23.1.1.7    appoint another person to perform your responsibilities jointly with you or in your place;
23.1.2    that such action on the part of the Company shall not constitute a breach of this agreement nor shall you have any claim against the Company in respect of any such action; and
23.1.3    that your obligations to act in good faith and in the best interests of the Company and all Group Companies (including without limitation your obligations under clauses 4.1.2, 4.1.4, 4.1.5, 17, 18 and 19) shall remain in full force and effect, provided always that throughout such period the Company shall continue to provide your salary and contractual benefits (except for bonus under clause 6 above) (unless and until your employment is terminated).
24    Payment in lieu of notice
24.1    The Company may at its sole discretion terminate this agreement (or, where notice has been served by you, bring the period of notice to an end) immediately by serving notice in writing on you and in such circumstances: (i) your employment shall terminate with effect from the date of service of such notice on you; and (ii) the Company shall pay you your basic salary only, in lieu of the notice period or any unexpired part of it. For the avoidance of doubt, any such payment shall be in respect of the applicable period of notice set forth in clause 21.1 above. Payment will be made subject to such deductions as are required by law, including for tax and national insurance. The Company’s right to make a payment in lieu of notice in accordance with this clause 24.1 does not give you any right to demand such a payment.
25    Action to be taken upon termination or notice
25.1    Upon the termination of your employment with the Company or (if the Company so requires) following notice of termination of employment being given by either party you shall immediately:
25.1.1    resign without claim for compensation for loss of office (but without prejudice to any claim you may have against the Company arising out of any breach of this agreement by the Company) from such offices held by you in the Company and any Group Company and from any other offices you may hold as nominee or representative of the Company or any Group Company and you irrevocably appoint the Company as your attorney to appoint any other Director of the Company as your agent to sign any documents in your name and on your behalf and do anything necessary to give effect to such resignations;

25.1.2    deliver to the Company all property (including documents) of the Company or any Group Company or any of its or their respective customers and/or clients in your possession or under your control, and shall not retain any copies of or extracts from documents belonging to the Company or any Group Company or any documents containing Confidential Information. You shall delete all Confidential Information stored on equipment within your possession;
25.1.3    deliver to the Company on request any computer or other device in your possession or control to allow the Company to remove all Confidential Information and the Company’s licensed software; and
25.1.4    on request, warrant your compliance with this clause and provide such supporting evidence of compliance as the Company may reasonably require.
25.2    The obligations set out in clause 25.1 shall not be affected by the fact that any document or device may include your personal data. It shall be your responsibility to notify the Company of any personal data which may exist, so that the Company can make proper arrangements for its disposal.
25.3    You shall, on request, co-operate and provide assistance to the Company or any Group Company in any internal investigation, administrative, regulatory, quasi-judicial proceedings or any threatened or actual litigation concerning it or them where you have in your possession or knowledge any facts or other matters which the Company or any Group Company reasonably considers is relevant to such process or legal proceedings (including, but not limited to, giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) on the understanding that the Company or relevant Group Company will pay your reasonable expenses incurred in providing such assistance, provided that you notify the Company or any Group Company of the amount of any anticipated loss of income in advance.
26    Restrictions following termination
26.1    You acknowledge that, during the course of your employment, you will be privy to Confidential Information and that at the expense of and/or otherwise on behalf of the Company and its Group Companies you will make, maintain and develop personal knowledge of, influence over and valuable personal contacts with customers, clients, suppliers, staff and third parties. In addition to the implied and express duties and obligations owed by you to the Company, in consideration of the salary and benefits provided pursuant to this agreement, you therefore covenant with the Company for itself and as trustee and agent for each Group Company that you will not during the course of your employment and for the period set out in the following sub-clauses following the Termination Date directly or indirectly on your own behalf or on behalf of any other person, concern, undertaking, firm or body corporate:
26.1.1    for twelve (12) calendar months deal with, be employed or engaged by or engage in business with or be in any way interested in or connected with any business which competes or is preparing to compete with any business carried on by the Company or any Group Company in which you were involved on behalf of the Company or any Group Company at any time within the Relevant Period for the purposes of providing services the same as or similar to those you provided to the Company or any Group Company;

26.1.2    for twelve (12) calendar months deal with, be employed or engaged by or engage in business with, or work on any account or business of:
26.1.2.1    any Client for the purpose of providing that Client with services which are the same as or similar to any services which the Company or any Group Company provided to that Client at any time in the Relevant Period; or
26.1.2.2    any Prospective Client for the purpose of providing that Prospective Client with services which are the same as or similar to any services which the Company or any Group Company provided to Clients at any time in the Relevant Period;
26.1.3    for twelve (12) calendar months solicit business from:
26.1.3.1    any Client for the purpose of providing to that Client services which are the same as or similar to those which the Company or any Group Company provided to that Client at any time in the Relevant Period; or
26.1.3.2    any Prospective Client for the purpose of providing that Prospective Client with services which are the same as or similar to any services which the Company or any Group Company provided to Clients at any time in the Relevant Period;
26.1.4    for twelve (12) calendar months interfere or seek to interfere with, or divert or seek to divert, to the Company’s detriment any contractual or other trade relations between the Company or any Group Company and any of its or their suppliers; and
26.1.5    for twelve (12) calendar months solicit or endeavour to entice away from the Company or any Group Company a Key Employee or knowingly assist in or procure the employment by any other person, concern, undertaking, firm or body corporate of a Key Employee.
26.2    You shall not following the Termination Date communicate to any person, concern, undertaking, firm or body corporate anything which is intended to or which will or may damage the reputation or good standing of the Company or any Group Company.
26.3    If the Company requires you not to perform any of your duties and/or excludes you from the Company’s premises as set out in clause 23.1 above for all or any part of your contractual notice period, the period of the post-termination restrictions set out in this clause 26 shall be reduced by the length of the garden leave served before the Termination Date.
26.4    You agree that the restrictions contained in clause 26.1 shall apply in relation to all Clients and Prospective Clients and suppliers notwithstanding that such Clients or Prospective Clients and suppliers may have been introduced to the Company or any Group Company by you.

26.5    You further agree that if any of the restrictions in clause 26.1 is held to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, that restriction shall apply with such deletions as may be necessary to make it valid and effective.
26.6    The restrictions contained in each sub-clause of clause 26.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.
26.7    If the Company transfers all or any part of its business to a third party (the “transferee”), the restrictions contained in this clause shall, with effect from you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Company were construed accordingly and as if references to clients, customers or suppliers were to clients, customers or suppliers of the Company and/or the transferee and their respective Group Companies.
26.8    You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause 26 (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.
26.9    You shall, before accepting any other employment or engagement which might or would cause you to act in breach of any part of this agreement: (a) notify the Company in writing of the identity of your future employer or contractor and any other information the Company reasonably requests in order to determine whether you may accept the employment or engagement without being in breach; (b) You will not accept the offer of employment or engagement until the Company has advised you of its determination which the Company agrees to do within a reasonable time, which will usually be 28 business days; and (c) provide a copy of clauses 18, 20, 23 and 26 of this agreement to your future employer or contractor.
26.10    Nothing in this clause 26 shall prevent you from holding (directly or indirectly) an investment by way of shares or other securities of not more than three percent of the total issued share capital of any company, whether or not it is listed or quoted on any recognised investment exchange.
26.11    For the purposes of this clause 26:
“Client” means any client or customer of the Company or any Group Company with whom during the Relevant Period (i) you had material contact on behalf of the Company or any Group Company in the course of your employment; or (ii) any employee reporting directly to you had material contact on behalf of the Company or any Group Company in the course of your employment;
“Key Employee” means any officer or consultant or senior or managerial employee employed or engaged by the Company or any Group Company and who is known personally to you and with whom you had, as part of your employment, significant or regular contact at any point in the Relevant Period;
“Prospective Client” means any individual or entity with whom or which, at any time during the Relevant Period, you, on behalf of the Company or any Group Company, were personally involved in negotiation with a view to the provision of the Company or Group Company’s services to such individual or entity; and
“Relevant Period” means (i) at any point during the course of your employment with the Company, the 12 months immediately preceding that point; or (ii) after the Termination Date, the 12 months immediately preceding the Termination Date or, in the event that you spend time on garden leave, the 12 months immediately preceding the date of commencement of garden leave.
27    Data protection
27.1    It is important that all employees take appropriate steps to protect personal data and use it lawfully. You must comply with the Company’s data protection policy and any other policy relating to the security and use of data, and must treat all personal data relating to any person, whether within or outside the Company, which you acquire in the course of your employment as if it were confidential information of the Company. You must not do or omit to do anything that would put the Company in breach of the Data Protection Legislation.
27.2    You understand the Company’s legitimate reasons for processing your personal data (including special categories of personal data), as noted in the data protection policy and the privacy notice. The processing may include disclosure of personal data and special categories of personal data to third parties including benefit providers, prospective purchasers or service providers and governmental authorities.
27.3    You agree to keep the Company informed of any changes to your personal data.
27.4    You expressly acknowledge that the Company may transfer such data to countries or organisations outside the United Kingdom and/or European Economic Area and acknowledge that such countries or organisations may not have laws which adequately safeguard such data.
27.5    You acknowledge the Company’s or Group Company’s legitimate interest in monitoring its communication and electronic equipment including, without limitation, telephone, chat and e-mail systems, information stored on the Company’s or Group Company’s computer equipment (including all electronically stored information that is the property of the Company or Group Company) and any other computer equipment or other device used by you in the performance of your duties for the purpose of ensuring compliance with policies and with application laws and regulations.
28    General
28.1    This agreement and the Participation Agreement contains the entire agreement as to the terms of your employment and replaces all previous contracts of service or other employment arrangements, and supersedes all previous discussions, correspondence, negotiations, understandings and agreements (“Previous Discussions”) between you and the Company or any Group Company (which shall have no further effect as from the Commencement Date).
28.2    In exercising any discretion under this agreement, including in deciding whether or not to give any approval or consent, the Company may adopt such procedures and consider such matters as it, in its absolute discretion, deems appropriate. You expressly agree that you shall have no right to, and you irrevocably waive any claim for, compensation or any other remedy arising from the way in which the Company exercises or does not exercise any discretion or power that it has under any provision of this agreement, even if the exercise or non-exercise of such discretion or power is, or appears to be, irrational or perverse and/or breaches, or is claimed to breach, any implied term of this agreement or your employment.
28.3    You acknowledge that:
28.3.1    in entering into this agreement you have not relied on, and shall have no remedy in respect of, any Previous Discussion which is not expressly set out in this agreement; and
28.3.2    the Company’s only liability in respect of those representations and warranties that are set out in this agreement (whether made innocently or negligently) shall be for breach of contract.
28.4    Save as noted in clause 7, no amendment to this agreement shall be effective unless it is in writing and signed by the parties.
28.5    The Employment Rights Act 1996 protects employees from any detriment in relation to certain disclosures. For the purposes of that Act, you are required first to inform the Human Resources department of the nature of such disclosure. Failure to do so may result in disciplinary action being taken.
28.6    There are no collective agreements which affect your terms and conditions of employment.
28.7    Pursuant to the Contracts (Rights of Third Parties) Act 1999 only the parties to this agreement and any Group Company may enforce any of the terms of this agreement.
28.8    This agreement may be executed in any number of counterparts, each of which when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.
29    Governing law and jurisdiction
29.1    This agreement shall be governed by and construed in accordance with the laws of England. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of England.
29.2    The parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this agreement (including its formation).
The parties have executed this agreement as a deed on the date shown at its head.

EXECUTED as a DEED by CHRIS TOVEY in the presence of:		) ) )	/s/ Chris Tovey ……………………………………………………….
Witness:	Signature: Name: Address: Occupation:	/s/ Eric Stern ………………………………………………………………. Eric Stern ………………………………………………………………. [Address] ………………………………………………………………. Head of Global Total Rewards ……………………………………………………………….

EXECUTED as a DEED by JAZZ PHARMACEUTICALS UK LIMITED acting by ……………….(director) in the presence of:		) ) ) ) )	/s/ Heidi Manna ……………………………………………………….
Witness:	Signature: Name: Address: Occupation:	/s/ Eric Stern Eric Stern ………………………………………………………………. [Address] ………………………………………………………………. Head of Global Total Rewards ……………………………………………………………….

Exhibit 1: Participation Agreement for Chris Tovey